UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material Pursuant to §240.14a-12

HARTE HANKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HARTE HANKS, INC.
9601 McAllister Freeway, Suite 610
San Antonio, Texas 78216

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD August 21, 2019

As a stockholder of Harte Hanks, Inc., a Delaware corporation, you are hereby given notice of, and invited to attend in person or by proxy, Harte Hanks’ 2019 annual meeting of stockholders (the "Annual Meeting"). The Annual Meeting will be held at 600 North Bedford Street, East Bridgewater, MA 02333, on Wednesday, August 21, 2019, at 4:00 p.m. Eastern Daylight Time, for the following purposes:

Proposal	Board Recommendation
I. Election of six (6) Board nominees, each to serve until our 2020 annual meeting of stockholders or until their successors are duly elected and qualified;	FOR
II. To consider and vote upon the approval (on a non-binding advisory basis) of the compensation of our named executive officers;	FOR
III. To consider and vote upon the ratification of the selection of Moody, Famiglietti & Andronico, LLP as Harte Hanks’ independent registered public accounting firm for the fiscal year ended December 31, 2019;
FOR
IV. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.	FOR

The Board of Directors has fixed the close of business on July 5, 2019, as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only holders of record as of such date will be entitled to attend and vote at the Annual Meeting. Please note that we require a form of personal identification and, for beneficial owners, appropriate proof of ownership of our common stock to attend the Annual Meeting. For more information, please refer to the enclosed proxy statement.

The enclosed proxy statement and our Annual Report on Form 10-K (as amended by amendment No.1 thereto, collectively, the “Form 10-K”) for the fiscal year ended December 31, 2018 (which we are distributing in lieu of a separate annual report to stockholders) are available on our website at www.hartehanks.com, under the heading “Financials & Filings” in the “Investors” section of our website. The proxy statement for the 2018 annual meeting of stockholders is also available on the same section of our website. Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy statements and Form 10-Ks at www.hartehanks.com.
Your vote is important, and we urge you to review the accompanying materials carefully and to submit your proxy as soon as possible so that your shares will be represented at the Annual Meeting.
Thank you for your continued interest and support.
By Order of the Board of Directors,
Andrew P. Harrison
President
San Antonio, Texas

July 17, 2019
Dear Fellow Stockholders:
On behalf of the independent directors of the Company, we thank you for your investment in Harte Hanks. The Board is committed to building long term value in the Company.
Over the past year, the Board implemented significant changes designed to position the Company for sustainable profitability. We made leadership, operational and strategic changes to improve client retention, cost reductions, executive compensation and corporate governance. These changes were necessary to strengthen our foundation. We look forward to continuing to work together with our revitalized leadership team to build a healthier Harte Hanks.
Successful Transition of the Company’s Leadership
In August 2018, the Company formed a temporary Office of the CEO to serve as a leadership group and share the duties of the CEO. This team eliminated millions of dollars of unnecessary expense and established priorities for 2019. In January 2019, Timothy E. Breen was appointed by the Board as CEO, and Andrew Harrison was promoted to the role of President and Chief Operating Officer. This past May, the Board appointed Mr. Harrison as Principal Executive Officer in connection with the end of Mr. Breen’s term as CEO. Mr. Harrison has been with the Company for over 20 years. His insight into the organization’s clients, employees and operations ideally suits him for this role. Because of the progressive leadership changes made during the past twelve months, we have an improving sales pipeline that has already produced new business wins in each major service line within the Company.
Compensation Alignment
The Board continues to seek to align our executive compensation levels with our financial and stock price performance. For example, members of the Office of the CEO received a portion of their equity-based compensation in the form of performance-based stock units.
Board Independence/Accountability
As part of the last year’s board restructuring, we implemented an immediate declassification rather than a rolling one, enhancing the Board’s accountability to shareholders. Moreover, demonstrating our commitment to shareholder interests, we made further governance improvements by amending our bylaws to implement majority voting in uncontested director elections, with a plurality carve out for contested elections. We are currently engaged in a fulsome review of our corporate governance structure and expect to implement additional changes in the near future to ensure our governance structure is consistent with what the Board considers best-practices.
Existing Customer Retention & Growth
Client retention and growing new business sales remain top priorities. Under new leadership, we have increased executive contact with clients and new business prospects. Our client base is enthusiastically supportive of the Company, our people, and the work we do for them. Additionally, our efforts this year to build a sales pipeline across all our core services is beginning to pay off with a larger pipeline and new business wins in each core service.
Cost Reductions
We are actively engaged in a well-coordinated and board-supported effort to evaluate and right-size our cost structure proportional to the Company’s revenue. This effort has been designated as a named special project with a steering committee comprising board members, executive management, and outside experts. We are identifying meaningful savings opportunities in vendor agreements, functional consolidations, process redesign, technology, and real estate. This project will positively impact overall expenses later in 2019 and allow us to enter 2020 with a significantly reduced cost basis.

Your vote is important to us, and whether or not you plan to attend the Annual Meeting in person, we strongly encourage you to submit your vote as soon as possible.
On behalf of the Board of Directors, we thank you for your continued support.

Sincerely,

Alfred V. Tobia, Jr.
Chairman of the Board

PROXY STATEMENT TABLE OF CONTENTS

GENERAL INFORMATION	1
2019 Annual Meeting Date and Location	1
Delivery of Proxy Materials	1
Voting	2
Annual Meeting Admission	4
Solicitation Expenses	4
Delinquent Section 16(a) Reports	4
Implication of Being a "Smaller Reporting Company"	5
DIRECTORS AND EXECUTIVE OFFICERS	6
CORPORATE GOVERNANCE	9
Board of Directors and Board Committees	9
Board Meetings and Attendance	11
Board Leadership Structure	11
Executive Sessions	12
Risk Oversight	12
Stockholder Communications with the Board of Directors	12
Director Attendance at Annual Meetings	12
Code of Business Conduct and Ethics	12
Certain Relationships and Related Transactions, and Director Independence	13
Indemnification of Officers and Directors	14
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS	16
EXECUTIVE COMPENSATION	18
Equity Compensation Plan Information at Year-End 2018	21
Outstanding Equity Awards at Year End	21
Executive Employment and Severance Agreements	22
Annual Incentive Plan	23
Equity Incentive Plan	23
Separation Agreements	23
DIRECTOR COMPENSATION	25
Director Compensation	25
Director Stock Ownership Guidelines & Hedging Policy	25
2018 Director Compensation for Non-Employee Directors	25
PROPOSAL I ELECTION OF DIRECTORS	26
Election of Directors	26
Board Recommendation on Proposal	26
PROPOSAL II ADVISORY APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS	27
Say-on-Pay	27
Board Recommendation on Proposal	27
PROPOSAL III RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	28
Description of Proposal	28
Change of Independent Registered Public Accounting Firm	28
Selection of Independent Registered Public Accounting Firm	28
Board Recommendation on Proposal	28
Audit Committee Report	29

Independent Auditor Fees and Services	29
OTHER BUSINESS	32
SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING	33

HARTE HANKS, INC.
9601 McAllister Freeway, Suite 610
San Antonio, Texas 78216

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 21, 2019

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harte Hanks, Inc. for use at our 2019 annual meeting of stockholders (the “Annual Meeting”). In this proxy statement, references to “Harte Hanks,” the “company,” “we,” “us,” “our” and similar expressions refer to Harte Hanks, Inc., unless the context of a particular reference provides otherwise. We refer to various websites in this proxy statement. Neither the Harte Hanks website nor any other website included in this proxy statement is intended to function as a hyperlink, and the information contained on such websites is not a part of this proxy statement.
GENERAL INFORMATION

2019 Annual Meeting Date and Location

The Annual Meeting will be held on Wednesday, August 21, 2019 at 4:00 p.m. Eastern Daylight Time, at 600 North Bedford Street, East Bridgewater, MA 02333, or at such other time and place to which the Annual Meeting may be adjourned or postponed. References in this proxy statement to the Annual Meeting also refer to any adjournments, postponements or changes in location of the Annual Meeting, to the extent applicable.
Delivery of Proxy Materials

Mailing Date

The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is July 17, 2019.
Important Notice Regarding Availability of Proxy Materials For 2019 Annual Meeting

We are mailing all stockholders this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (as amended by Amendment No. 1 thereto, together the “Annual Report”). The proxy statement and our Annual Report are also available on our website at www.hartehanks.com, under “Annual Reports & Proxies” in the “Financials & Filings” subsection of the “Investors” section.
Any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates that election.
Stockholders Sharing an Address

Registered Stockholders - Each registered stockholder (you are a registered stockholder if you own shares in your own name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one copy per account even if at the same address, unless the affected stockholder has provided contrary instructions. If your household would like to receive duplicate rather than single mailings in the future, please write to the Company at 9601 McAllister Freeway, Suite 610 San Antonio, Texas 78216 (Attention: Secretary), or call 210-829-9000.

Street-name Stockholders - Most banks and brokers are delivering only one copy of the Annual Report and proxy statement to consenting street‑name stockholders (you are a street-name stockholder if you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee, or (if offered) by checking the appropriate box on the voting instruction card sent to them. Similarly, most street‑name stockholders who are receiving multiple copies of the Annual Report and proxy statement at a single address may request that only a single set of such materials be sent to them in the future by checking the appropriate box on the voting instruction card sent to them or by contacting their bank, broker or other nominee.
Voting

Stockholders Entitled to Vote

The record date for determining the common stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof was the close of business on July 5, 2019 (the “Record Date”), at which time we had issued and outstanding 6,276,963 shares of common stock, which were held by approximately 1,549 holders of record. Please refer to “Security Ownership of Management and Principal Stockholders” for information about common stock beneficially owned by our directors, executive officers and principal stockholders as of the date indicated in such section. Record Date stockholders are entitled to one vote for each share of common stock owned as of the Record Date. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours at our corporate headquarters located at 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.
Voting of Proxies By Management Proxy Holders

The Board has appointed Messrs Andrew P. Harrison (President) and Mark Del Priore (Chief Financial Officer), each with full powers of substitution and resubstitution, as the management proxy holders for the Annual Meeting. Your shares will be voted in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or online, as applicable. For stockholders who have their shares voted by duly submitting a proxy online, by mail or telephone, the management proxy holders will vote all shares represented by such valid proxies as specified by such holder, and if not specified, in accordance with the Board’s recommendations:

•	Proposal I (Election of Directors) - FOR the election of each of the persons named under “Proposal I-Election of Directors” as nominees for election as directors; and

•	Proposal II (Say on Pay) - FOR the proposal approving (on a non-binding advisory basis) the compensation of the company’s named executive officers for 2018; and

•
Proposal III (Ratification of the Selection of Independent Registered Public Accounting Firm) - FOR the proposal to ratify the selection of Moody, Famiglietti & Andronico, LLP as our independent registered public accounting firm (independent auditors) for the fiscal year ended December 31, 2019.

As of the date of printing of this proxy statement, the Board is not aware of any other business or nominee to be presented or voted upon at the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their discretion.
Quorum; Required Votes

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the shares of stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each vote represented at the Annual Meeting in person or by proxy will be counted toward a quorum. Abstentions and broker “non-votes” (which are described below) are counted as present at the Annual Meeting for purposes of determining whether a quorum is present. If a quorum is not present, the Annual Meeting may be adjourned or postponed from time to time until a quorum is obtained.
Under the current rules of the New York Stock Exchange (“NYSE”), brokers holding shares of record for a customer have the discretionary authority to vote on some matters if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also non-discretionary matters for which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a “broker non-vote” results. Although any broker non-vote would be counted as present at the Annual Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non‑discretionary matters.

•
Proposal I (Election of Directors) - To be elected in an uncontested election, each nominee for election as a director must receive the affirmative vote of a majority of the votes cast in favor of his or her election at the Annual Meeting in person or by proxy (i.e., the number of votes “for” such director’s election constitutes less than the number of votes “withheld” with respect to such director’s election). In a contested election, directors are elected by a plurality of votes cast in person or by proxy. The election of directors at the Annual Meeting will be uncontested. Votes may be cast in favor of or withheld from the election of each nominee. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Pursuant to our By-Laws, each nominee who is a current director has submitted an irrevocable resignation as a director, which resignation will become effective upon (1) that person not receiving a majority of the votes cast in favor of his or her election in an uncontested election and (2) acceptance by the Board of that resignation in accordance with the policies and procedures adopted by the Board for such purpose.

•
Proposal II (Say on Pay) - Approval of the non-binding advisory resolution on compensation of our named executive officers requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Proposal III (Ratification of the Selection of Independent Registered Public Accounting Firm) - Ratification of the selection of Moody, Famiglietti & Andronico, LLP as our independent registered public accounting firm (independent auditors) for the fiscal year ended December 31, 2019 requires the affirmative vote of the majority of the votes cast at the Annual Meeting in person or by proxy. Broker non-votes can be counted on and voted on Proposal III because it is considered a “routine” matter under the rules of the NYSE.

Submission of Proposal III (Ratification of the Selection of Independent Registered Public Accounting Firm) for ratification by our stockholders is not legally required. However, the Board and its Audit Committee believe that such submission is an opportunity for stockholders to provide feedback to the Board and its Audit Committee on an important issue of corporate governance. If the stockholders do not ratify the selection of Moody, Famiglietti & Andronico, LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2019, the Audit Committee will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee. The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace the company’s independent auditors. Ratification by the stockholders of the selection of Moody, Famiglietti & Andronico, LLP does not limit the authority of the Audit Committee to direct the appointment of new independent auditors at any time during fiscal 2019 or thereafter.
Voting Procedures

Registered Stockholders - Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may submit a proxy by signing, dating and returning the enclosed proxy card in the enclosed pre‑addressed envelope.

•
By Telephone. You may submit a proxy by telephone using the toll-free number listed on the enclosed proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

•
Online. You may submit a proxy online using the website listed on the enclosed proxy card. Please have your proxy card in hand when you log onto the website. Online voting facilities will close and no longer be available on the date and time specified on the proxy card.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote.

Street-name Stockholders - Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may submit a proxy by signing, dating and returning the enclosed proxy card in the enclosed pre‑addressed envelope.

•
By Methods Listed on the Proxy Card. Please refer to the enclosed proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or online, following the instructions on the proxy card or other information provided by your bank, broker or other nominee.

•
In Person with a “Legal” Proxy from the Record Holder. A street-name stockholder who wishes to vote in person at the Annual Meeting will need to obtain a “legal” proxy from their bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a “legal” proxy in order to vote in person at the Annual Meeting.

If you need assistance in voting your shares, please call 1-210-829-9000.
As a matter of policy, proxy cards, ballots and voting tabulations that identify individual stockholders are kept confidential by the Company. Such documents are made available only to the inspector of election and personnel associated with processing proxies and tabulating votes at the Meeting. The votes of individual stockholders will not be disclosed except as may be required by applicable law.
Revoking Your Proxy

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the Annual Meeting by:

•	timely delivery of a valid, later-dated executed proxy card;

•	timely submitting a proxy with new voting instructions using the telephone or online voting system;

•	voting in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not revoke any previously submitted proxy; or

•
filing an instrument of revocation received by the Secretary of Harte Hanks, Inc. at the company’s office at 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216, by 2:00 p.m., Central Daylight Time, on Tuesday, August 20, 2019.

Your latest dated proxy card or telephone or internet proxy will be the one that is counted.
If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.
Annual Meeting Admission

If you wish to attend the Annual Meeting in person, you must present a form of personal identification. If you are a beneficial owner of Harte Hanks common stock that is held of record by a bank, broker or other nominee, you will also need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. No cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting.
Solicitation Expenses

We will bear all costs incurred in the preparation, assembly, mailing and solicitation of proxies by our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone,

e-mail, facsimile or other means, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held by such persons, and we may reimburse these brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.
Additionally, the Board has retained Saratoga Proxy Consulting, LLC, a proxy solicitation firm, who may solicit proxies on the Board’s behalf. We will pay Saratoga Proxy Consulting, LLC an estimated fee not to exceed $7,500 plus costs and expenses. In addition, Saratoga Proxy Consulting, LLC and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.
Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related rules of the SEC require our directors, officers, and persons who own more than 10% of a registered class of our equity securities (collectively the "Reporting Persons"), to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. All Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. As with many public companies, we provide assistance to our directors and executive officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders.

To our knowledge, based solely on our review of the copies of Section 16(a) reports provided to us by such Reporting Persons, including those reports that we have filed on behalf of our directors and executive officers pursuant to powers of attorney, or written representations from certain Reporting Persons, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to the fiscal year ended December 31, 2018, except that one Form 3 for Messr. John H. Griffin, reporting one transaction, was filed late.

Implications of Being a “Smaller Reporting Company”

We qualify as a “smaller reporting company” as such term is defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), and Item 10 of Regulation S-K. Accordingly, and in accordance with relevant SEC rules and guidance, as a smaller reporting company, we are allowed to take advantage of specified exemptions and reduced disclosure obligations, including with respect to executive compensation disclosure, in our periodic reports and proxy statements.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our current directors as of July 17, 2019:

Name	Age
Evan Behrens	49
David L. Copeland	63
John H. Griffin, Jr.	58
Melvin L. Keating	72
Maureen E. O’Connell	57
Alfred V. Tobia, Jr.	54

  In 2018, the Company effected a declassification of the Company’s Board of Directors such that all members of the Board of Directors are elected at each annual meeting of the Company’s stockholders to serve until the next annual meeting of the Company’s stockholders. Each of the nominees currently serves as a member of the Board of Directors. On March 1, 2019, Martin F. Reidy resigned from the Board, and in conjunction therewith, Evan Behrens was appointed to replace Mr. Reidy. The Board thanks Mr. Reidy for his service to Harte Hanks.

Evan Behrens has served as a director of Harte Hanks since March 2019. Mr. Behrens currently serves as Managing Partner of B Capital Advisors, LLC, an investment firm. Previously, Mr. Behrens served as Senior Vice President of Business Development at SEACOR Holdings from January 2008 to May 2017, where he served as the Chairman of the Board of Trailer Bridge Inc. and was the Managing Member of Illinois Corn Processors Inc. Prior to joining SEACOR Holdings, Mr. Behrens served as a partner at Level Global Investors and, prior to that, founded and managed B Capital Advisors (formerly Behrens Rubinoff Capital Partners). Mr. Behrens has previously worked as a Senior Portfolio Manager at SAC Capital managing both equity and credit portfolios and contributed in a research capacity at Odyssey Partners/Ulysses Management. Mr. Behrens currently serves on the boards of directors of Oppenheimer Holdings Inc. Previously, Mr. Behrens served as a board member of Continental Insurance Group, Ltd, Penford Corporation, Global Marine Systems Limited, and Stemline Therapeutics. Mr. Behrens obtained an A.B. degree in Political Science from the University of Chicago.
We believe Mr. Behrens’s qualifications for our Board include his professional experience in investments and business development and his extensive experience as a director on the boards of both public and private companies.
David L. Copeland  has served as a director of Harte Hanks since 1996.  He has been employed by SIPCO, Inc., the management and investment company for the Andrew B. Shelton family, since 1980, and currently serves as its President.  Since 1998, he has served as a director of First Financial Bankshares, Inc., a financial holding company.  Currently, he serves on the executive and nominating committees and is also the audit committee chairman of First Financial Bankshares.

We believe that Mr. Copeland’s qualifications for our board include his experience serving on various committees for a publicly traded financial holding company.  We also believe he offers us extensive knowledge of financial instruments, financial and economic trends and accounting expertise from serving as president of SIPCO, Inc. and on the audit committee of First Financial Bankshares.  Mr. Copeland, a certified public accountant and a chartered financial analyst, would qualify as a financial expert for our audit committee.

John H. “Jack” Griffin, Jr. has served as a director of Harte Hanks since July 2018 and Vice Chairman since April 2019. He was a member of the Harte Hanks Office of the Chief Executive Officer (the “Office of the CEO”) from August 2018 to January 2019. Mr. Griffin has served as Managing Director at Oaklins DeSilva+Phillips, an advisory firm in New York City focused on mid-market M&A transactions, valuations and restructurings for firms in media, marketing services, information, education and health care communications, since 2016. Previously, as CEO and director of Tribune Publishing Company (from 2014-2016), Mr. Griffin led the spin-off of the Newspaper Division from Tribune Company into a separate publicly-traded company. Before Tribune, Mr. Griffin founded and served as CEO of Empirical Media LLC, a consulting firm that assisted legacy media companies with digital transition, restructuring and strategic planning, from 2012-2014. Mr. Griffin was previously CEO of Time Inc. and spent a dozen years at Meredith Corporation in senior executive capacities.

We believe that Mr. Griffin’s qualifications for our Board include his proven success as both an operator of and advisor to companies undergoing restructuring and reengineering solutions, along with his demonstrated record achieving and exceeding financial targets in demanding private and public company environments. In addition, the experience Mr. Griffin gained as a member of the Office of the CEO will enable him to provide the Board with additional insight into the Company’s operations, strategic initiatives and personnel.
Melvin L. Keating has served as a director of Harte Hanks since July 2017. Mr. Keating is currently a consultant, and as such has provided investment advice and other services to private equity firms since November 2008. Since September 2015, he has been a director of Agilysys Inc., a leading technology company that provides innovative software for point-of-sale (POS), property management, inventory and procurement, workforce management, analytics, document management and mobile and wireless solutions and services to the hospitality industry. Additionally, Mr. Keating serves as a director and member of the audit committee of Vitamin Shoppe, Inc., a vitamin and health supplement retailer. Mr. Keating also currently serves as a director of MagnaChip Semiconductor Corp., a designer and manufacturer of analog and mixed-signal semiconductor products for consumer, communication, computing, industrial, automotive and IoT applications. From 2005 to October 2008, he served as the President and Chief Executive Officer of Alliance Semiconductor Corp., a manufacturer and seller of semiconductors. During the course of his career, Mr. Keating also previously served on the boards of directors of the following public companies: Red Lion Hotels Corp, where he was Chairman of the Board; API Technologies Corp.; Integrated Silicon Solutions Inc.; Tower Jazz Semiconductor Ltd.; Integral Systems, Inc.; White Electronic Designs Corp.; Crown Crafts Inc.; Bitstream, a/k/a Marlborough Software Development; Plymouth Rubber Co.; Price Legacy Corp.; InfoLogix, Inc.; LCC International, Inc.; Aspect Medical Systems Inc.; ModSys International Ltd.; and SPS Commerce.
We believe Mr. Keating’s qualifications for our Board include his extensive experience as an investment consultant, executive officer and board member.
Maureen E. O’Connell has served as a director of Harte Hanks since June 2018. From 2007 through 2017, Ms. O’Connell served as the EVP, chief administrative officer and CFO of Scholastic Corporation, a publishing, education and media company. From 2005 to 2006, she was EVP and CFO at Affinion Group, Inc., a marketer of membership, insurance and loyalty programs. Ms. O’Connell previously held a series of progressively more responsible positions, including president and COO and EVP, CFO and chief administrative officer at Gartner, Inc., a technology research and advisory firm. Ms. O’Connell has also had additional senior management positions including EVP and CFO at Barnes & Noble, VP & CFO at Publishers Clearing House, SVP of finance and marketing analysis at BMG Direct, and SVP & CFO at Primedia, Inc. Ms. O’Connell also previously served as a director and audit committee chair of Sucampo Pharmaceuticals, Inc. and Beazer Homes.
We believe that Ms. O’Connell’s qualifications for our Board include her senior leadership experience in finance and operations, including in particular her current and previous experience as a chief financial officer for public companies, as well as her leadership positions in several marketing service companies. This experience also qualifies Ms. O’Connell as a financial expert for our audit committee.
Alfred V. Tobia, Jr. has served as a director of Harte Hanks since July 2017, and Chairman since June 2018. Mr. Tobia is a co-founder and portfolio manager for Sidus Investment Management, LLC and its affiliates, in which capacity he oversees the management of the Sidus equity funds and provides analysis to the firm’s credit fund. Mr. Tobia was previously a senior managing director and supervisory analyst (1996 to 2000) within the data networking and telecommunication equipment sectors at Banc of America Securities (formerly Montgomery). From 1992 to 1996, he was a senior analyst at Wertheim Schroeder & Co., focusing on PC and entertainment software, data networking and special situations. Prior to that, Mr. Tobia was an analyst at Mabon Nugent & Co. (1986 to 1992), covering various sectors of technology.
Mr. Tobia has extensive financial experience in both public and private companies and executive experience through the management of a small-cap investment fund. Mr. Tobia's background and insights provide valuable expertise in corporate finance, strategic planning, and capital and credit markets. We believe Mr. Tobia’s qualifications for our Board include his extensive financial experience and his executive and management experience.
The following persons are our current executive officers and hold the positions set forth below:

Name	Age	Principal Position
Andrew P. Harrison	49	President (principal executive officer)
Mark Del Priore	42	Chief Financial Officer (principal financial and accounting officer)
Laurilee Kearnes	48	Principal Accounting Officer and Vice President, Finance & Controller

Andrew P. Harrison has served as our President since January 2019. In connection with the resignation of Timothy “Bant” Breen, Mr. Harrison began serving as the company’s principal executive officer on May 10, 2019. Mr. Harrison previously served as our Executive Vice President and Chief Human Resources Officer and led our contact center services. Mr. Harrison has worked in a variety of human resources and operational management and leadership roles for Harte Hanks for over 20 years.
Mark Del Priore has served as our Chief Financial Officer since January 2019. Mr. Del Priore previously served as our Chief Restructuring Officer from October 2018 through January 2019. Prior to joining the Company, Mr. Del Priore was Chief Financial Officer at SITO Mobile, a leading, publicly traded location-based advertising and consumer insights driven mobile data company servicing brands and agencies. From 1999 to 2013, Mr. Del Priore served as a Principal at W.R. Huff Asset Management Co., L.L.C., where he evaluated and oversaw a number of W.R. Huff’s public and private investments, including a substantial portfolio of technology, telecommunications and media companies. Mr. Del Priore received his BA in 1999 from Boston College and his MBA in 2005 from Fordham University.
Laurilee Kearnes has served as the Company’s Principal Accounting Officer and Vice President, Finance and Controller since August 2018. Ms. Kearnes has over 20 years of experience in accounting and finance roles, including the last 15 years with Harte Hanks in various positions including Group Controller, VP Finance, and Group VP Finance, Accounting Shared Services. Ms. Kearnes started her career in public accounting and has held accounting positions with Nutraceutical Corp. and Brooks Automation prior to joining the Company. She holds a Bachelor of Science in Accounting and a Master of Accounting from Utah State University.

CORPORATE GOVERNANCE

We believe that strong corporate governance helps to ensure that our company is managed for the long-term benefit of our stockholders. During the past year, we continued to review our corporate governance policies and practices, the applicable federal securities laws regarding corporate governance, and the corporate governance standards of the NYSE, the stock exchange on which our common stock is listed. This review is part of our continuing effort to enhance our corporate governance and to communicate our governance policies to stockholders and other interested parties.

You can access and print, free of charge, the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (“Governance Committee”), as well as our Corporate Governance Principles, Business Conduct Policy, Code of Ethics and certain other policies and procedures on our website at www.hartehanks.com under the “Corporate Governance” section of our “Investors” tab.  Additionally, stockholders can request copies of any of these documents free of charge by writing to the following address:

Harte Hanks, Inc. (Attention: Secretary)
9601 McAllister Freeway, Suite 610
San Antonio, Texas 78216

From time to time, these governance documents may be revised in response to changing regulatory requirements, our evaluation of evolving best practices and industry norms and input from our stockholders and other interested parties. We encourage you to check our website periodically for the most recent versions.

Board of Directors and Board Committees

Our business is managed under the direction of our Board. The Board elects the principal executive officer and other corporate officers, acts as an advisor to and resource for management, and monitors management’s performance. The Board, with the assistance of the Compensation Committee, also assists in planning for the succession of the principal executive officer and certain other key positions. In addition, the Board oversees the conduct of our business and strategic plans to evaluate whether the business is being properly managed, and reviews and approves our financial objectives and major corporate plans and actions. Through the Audit Committee, the Board reviews and approves significant changes in the appropriate auditing and accounting principles and practices, provides oversight of internal and external audit processes, financial reporting and internal controls.
Our Board of Directors has established an Audit Committee, a Compensation Committee and Nominating and Corporate Governance Committee, which have the composition and responsibilities described below. Each committee operates under a charter that has been approved by the Board of Directors and current copies of these charters are posted on our website, http://investors.hartehanks.com/corporate-governance. The information on our website is not incorporated by reference and is not part of this proxy statement.
Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. During 2018, the Audit Committee was composed of Melvin L. Keating, Maureen E. O’Connell and John H. Griffin, Jr. The Audit Committee is currently composed of Melvin L. Keating, Maureen E. O’Connell and Evan Behrens. All are non-employee members of our Board of Directors. Mr. Keating is the Audit Committee Chair. Ms. O’Connell is considered an “audit committee financial expert,” as currently defined under the SEC and NYSE rules and that each other member of the committee is financially literate as required under the NYSE standards.
Our Board of Directors has determined that Mr. Keating, Ms. O’Connell and Mr. Behrens are independent within the meaning of the applicable SEC rules and the listing standards of the NYSE as such requirements apply to members of audit committees.
The primary function of the Audit Committee is to assist the Board in fulfilling its oversight of (1) the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, (2) the qualifications and independence of our independent auditors, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements.

The Audit Committee’s role is one of oversight. Management is responsible for preparing the Company’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements. Management, including the internal audit staff, or outside provider of such services, and the independent registered public accounting firm have more time, knowledge and detailed information about the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee will not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.
Compensation Committee

During 2018, the Compensation Committee was composed of Melvin L. Keating, Maureen E. O’Connell and Martin F. Reidy. The Compensation Committee is currently composed of Melvin L. Keating, Maureen E. O’Connell and Jack Griffin, Jr. Ms. O'Connell is our Compensation Committee Chair.
The primary functions of the Compensation Committee are to (1) review and approve corporate goals and objectives relevant to principal executive officer compensation, evaluate the principal executive officer’s performance in light of those goals and objectives, and together with the other independent directors (as directed by the Board), determine and approve the principal executive officer’s compensation level based on this evaluation, (2) review and recommend to the Board (as directed by the Board) non-principal executive officer compensation, incentive-compensation plans and equity‑based plans, and (3) to the extent such disclosure is required, review and discuss with management the company’s “Compensation Discussion and Analysis” and produce a committee report on executive compensation as required by the SEC to be included in our annual proxy statement or Annual Report on Form 10-K filed with the SEC.
Nominating and Corporate Governance Committee

During 2018, the Nominating and Corporate Governance Committee was composed of Alfred V. Tobia, Jr., Maureen E. O’Connell and Timothy E. Breen. The Nominating and Corporate Governance Committee is currently composed of Alfred V. Tobia, Jr. and Jack Griffin, and Evan Behrens. Mr. Tobia is our Nominating and Corporate Governance Committee Chair.
The primary functions of the Governance Committee are to (1) develop, recommend to the Board, implement and maintain our company’s corporate governance principles and policies, (2) identify, screen and recruit, consistent with criteria approved by the Board, qualified individuals to become Board members, (3) recommend that the Board select the director nominees for the next annual meeting of stockholders, (4) assist the Board in determining the appropriate size, function, operation and composition of the Board and its committees, and (5) oversee the evaluation of the Board and management.
Director Candidates

The Nominating and Corporate Governance Committee is responsible for managing the process for the nomination of new directors and considers nominations from its stockholders made pursuant to Sections 1.3 and 2.10 of our Fifth Amended and Restated By-Laws (the “Bylaws”). The Nominating and Corporate Governance Committee may identify potential candidates for first-time nomination as a director using a variety of sources, including recommendations from current Board members, our management, stockholders or contacts in communities served by Harte Hanks, or by conducting a formal search using an outside search firm selected and engaged by the Nominating and Corporate Governance Committee.
Following the identification of a potential director nominee, the Nominating and Corporate Governance Committee commences an inquiry to obtain sufficient information on the background of a potential new director nominee. Included in this inquiry is an initial review of the candidate with respect to whether the individual would be considered independent under NYSE and SEC rules and whether the individual would meet any additional requirements imposed by law or regulation on the members of the Audit and Compensation Committees of the Board. The Nominating and Corporate Governance Committee evaluates candidates for director nominees Nominating and Corporate Governance Committee in the context of the current composition of the Board, taking into account all factors it considers appropriate, including the characteristics of independence, diversity, age, skills, background and experience, financial acumen, availability of service to Harte Hanks, tenure of incumbent directors on the Board and the Board’s anticipated needs. Candidates should also have the skills and fortitude to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interact with other Board members in directing the future and profitable growth of the company. The Nominating and Corporate Governance Committee has determined that it is desirable for the Board to have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender and age, and considers issues of diversity and background in determining the appropriate composition of the Board and identifying director nominees. However, the company does not have a formal policy concerning diversity considerations, nor any formal means of assessing the efficacy of its diversity consideration.
The Nominating and Corporate Governance Committee will consider potential nominees recommended by our stockholders taking into account the same considerations as are taken into account for other potential nominees. Stockholders may recommend candidates by writing to the Nominating and Corporate Governance Committee in care of our Secretary at Harte Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216. Our Bylaws provide additional procedures and requirements for stockholders wishing to nominate a director for election as part of the official business to be conducted at an annual stockholders meeting, as described further under “Submission of Stockholder Proposals for 2020 Annual Meeting” and in our Bylaws. Stockholders wishing to submit nomination recommendations to the Nominating and Corporate Governance Committee should review Section 2.10 of our Bylaws in their entirety as the director nomination process described therein is incomplete.
Assuming a satisfactory conclusion to the Nominating and Corporate Governance Committee’s review and evaluation process, the Nominating and Corporate Governance Committee presents the candidate’s name to the Board for nomination for election as a director and, if applicable, inclusion in our proxy statement.
Board Meetings and Attendance

There were 11 meetings held by the Board of Directors for the fiscal year ended December 31, 2018. The Audit Committee had 8 meetings, the Compensation Committee had 5 meetings and the Nominating and Corporate Governance Committee had 3 meetings in the fiscal year ended December 31, 2018. Although the Company does not have a formal policy regarding director attendance at the annual meeting of stockholders, all directors are encouraged to attend. During the fiscal year ended December 31, 2018, all current directors attended at least 75% of the Board and applicable committee meetings held.
Board Leadership Structure

Board leadership structures should vary for companies depending on their circumstances. Although as part of our Lead Director Policy (described below) we regularly evaluate whether to combine or separate the roles of principal executive officer and Chairman, having separated these roles with the retirement of our previous Chairman, the Board determined that maintaining this separation remained in the best interests of the company. The Board believes that this leadership structure allows the principal executive officer the time and resources to focus on leading the company in our corporate strategy and through the changes to our business that are and will be required to address our declining financial performance. Mr. Tobia now leads the Board and its activities, and is responsible for the effective operation of the Board and its responsiveness to stockholders. On July 5, 2018, Jack Griffin became Vice Chairman of the Board to assist Mr. Tobia in the foregoing objectives.

The Board still maintains a Lead Director Policy, which provides that:

•
the Board shall conduct an annual evaluation of whether to combine (or continue combining, as the case may be) the roles of Chairman of the Board and principal executive officer, with a view to ensuring significant independent oversight of management;

•	when the Chairman of the Board is also the principal executive officer, the independent members of the Board shall elect one of the independent Directors to serve as Lead Director for a one-year term;

•	at each regular meeting of the Board, the independent directors shall meet in executive session; and

•
the Lead Director shall have the following powers and duties: (1) presiding over all meetings of the Board at which the Chairman of Board is not present; (2) presiding over executive sessions of independent and/or non‑management directors; (3) calling meetings of the independent directors; and (4) serving as a liaison between the Chairman of the Board and the independent directors if so requested.

The non-employee members of the Board have historically met in executive session outside the presence of any management director at every regular meeting of the Board, and as-needed at special meetings. The Board also holds executive sessions with only independent directors as needed, and at least once annually. We believe having a substantial majority of independent, experienced directors comprising our Board benefits the company and its stockholders by providing strong oversight and advice on the issues facing the company.
Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Harte Hanks and its stockholders. Our corporate governance guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate, in light of the results of evaluations or business needs.
Executive Sessions

Our Corporate Governance Principles provide that the non-management members of the Board will hold regular executive sessions in connection with regular Board meetings to consider issues that they may determine from time to time without the presence of any member of management. If the Chairman of the Board is not a member of management, the Chairman will chair each such session and report any material issues to the full Board. If the Chairman is a member of management, the Lead Director serves as the chairman of the executive sessions. If the non-management directors include directors who are not “independent” under applicable NYSE and SEC rules, then the independent directors will hold an executive session at least once a year. The Chairman of the Board, if an independent director, will chair each such session and report any material issues to the full Board. If the Chairman is not an independent director, the Lead Director serves as the chairman of such sessions.
Risk Oversight

Our Board is responsible for overseeing the risk management process. The Board focuses on our general risk management strategy and the most significant risks we face and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.
In performing the risk management process, the Board reviews with management (1) our policies with respect to risk assessment and management of risks that may be material to us, (2) our system of disclosure controls and system of internal controls over financial reporting, and (3) our compliance with legal and regulatory requirements. The Board also reviews major legislative and regulatory developments that could materially impact our contingent liabilities and risks. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. For example, our Compensation Committee evaluates the risks associated with our compensation plans and policies, and our Audit Committee monitors risks relating to our financial controls and reporting. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. The leadership structure of our Board described above under the section heading “Board Leadership Structure” also ensures that management is properly overseen by independent directors.
Management is responsible for day-to-day risk management. Our finance, treasury, general counsel and internal audit functions serve as the primary monitoring and testing groups for company-wide policies and procedures and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operational levels, as well as compliance and reporting.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the company and that our Board leadership structure supports this approach.

Stockholder Communications with the Board of Directors

Stockholders may send communications to our Board, including any individual director or the directors as a group, by mailing such communications to Harte Hanks, Inc., Attn: Corporate Secretary, 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216. Such correspondence shall be addressed to the Board or any individual director by either name or title.
All communications received as set forth in the preceding paragraph will be opened by our Corporate Secretary or the secretary’s designee for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to our Board or any individual director, our Corporate Secretary will make sufficient copies of the contents to send to each director to which the envelope is addressed.
Director Attendance at Annual Meetings

Although we do not have a formal policy regarding director attendance at the annual meeting of stockholders, all directors are encouraged to attend.  All directors attended the 2018 annual meeting of stockholders.

Code of Business Conduct and Ethics

We have established a corporate compliance program as part of our commitment to responsible business practices in all of the communities in which we operate. The Board has adopted a Business Conduct Policy that applies to all of our directors, officers and employees, which promotes the fair, ethical, honest and lawful conduct in our business relationships with employees, customers, suppliers, competitors, government representatives, and all other business associates. In addition, we have adopted a Code of Ethics applicable to our Chief Executive Officer and all of our senior financial officers. The Business Conduct Policy and Code of Ethics form the foundation of a compliance program that includes policies and procedures covering a variety of specific areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, public corporate disclosures, insider trading, trade practices, protection and proper use of company assets, intellectual property, financial accounting, employment practices, health, safety and environment, and political contributions and payments. The Business Conduct Policy forbids employees and directors from engaging in hedging activities with respect to our securities.
Both our Business Conduct Policy and our Code of Ethics are available on our website at www.hartehanks.com, under the “Corporate Governance” subsection of our “Investors” section. In accordance with NYSE and SEC rules, we intend to disclose any future amendments to our Code of Ethics, or waivers from our Code of Ethics for our Chief Executive Officer, Chief Financial Officer and Controller, by posting such information on our website (www.hartehanks.com) within the time period required by applicable SEC and NYSE rules.
Certain Relationships and Related Transactions, and Director Independence

 Director Independence

Our common stock is listed on the NYSE. As required under the listing standards of the NYSE, a majority of the members of the Board must qualify as “independent” as affirmatively determined by the Board. Our Board has affirmatively determined that the following five directors are independent within the meaning of the applicable NYSE listing standards: Messrs. Behrens, Griffin, Keating and Tobia, and Ms. O’Connell.
Additionally, our Board reviews related party transactions for potential conflict of interest issues and has adopted certain policies and procedures relating to its review, approval or ratification of any transaction in which Harte Hanks is a participant and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons. As set forth in the Nominating and Corporate Governance Committee’s charter, except for matters delegated by the Board to the Audit Committee, all proposed related transactions and conflicts of interest should be presented to the Nominating and Corporate Governance Committee for its consideration. If required by law, NYSE rules or SEC regulations, such transactions must obtain Nominating and Corporate Governance Committee approval. In reviewing any such transactions and potential transactions, the Nominating and Corporate Governance Committee may take into account a variety of factors that it deems appropriate, which may include, for example, whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the value and materiality of such transaction, any affiliate transaction restrictions that may be included in our debt agreements, any impact on the Board’s evaluation of a non-employee director’s independence or on such director’s eligibility to serve on one of the Board’s committees and any required public disclosures by Harte Hanks.
As part of the Board’s review, questionnaires are used on an annual basis (or when a new director is added) to gather input to assist the Nominating and Corporate Governance Committee and the Board in their determinations of the independence of the non-employee directors. Based on the foregoing and on such other due consideration and diligence as it deemed appropriate, the Nominating and Corporate Governance Committee presented its 2018 findings to the Board on the independence of each of its non‑employee directors, in each case in accordance with applicable federal securities laws and the rules of the NYSE. The Board determined that, other than in their capacity as directors, none of Messrs. Behrens, Griffin, Keating, and Tobia and Ms. O’Connell had a material relationship with Harte Hanks, either directly or as a partner, stockholder or officer of an organization that has a relationship with Harte Hanks. The Board further determined that (i) each of Messrs. Behrens, Griffin, Keating, and Tobia and Ms. O’Connell is otherwise independent under applicable NYSE listing standards for purposes of serving on the Board, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee and (ii) each of Messrs. Behrens, Griffin, Keating, and Tobia and Ms. O’Connell satisfied the additional audit committee independence standards under Rule 10A-3 of the SEC.
When assessing the materiality of a director’s relationship with us, if any, the Board considers all known relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Indemnification of Officers and Directors

Our Certificate of Incorporation and Bylaws require us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. These documents also contain provisions that provide for the indemnification of our directors for third party actions and actions by or in the right of Harte Hanks that mirror Section 145 of the Delaware General Corporation Law.
Our Certificate of Incorporation also states that Harte Hanks has the power to purchase and maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of Harte Hanks or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.
Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of our common stock beneficially owned by (1) our “named executive officers” included in the Summary Compensation Table below, (2) each current Harte Hanks director, (3) each person known by Harte Hanks to beneficially own more than 5% of the outstanding shares of our common stock, and (4) all current Harte Hanks directors and executive officers as a group. Except as otherwise noted, (a) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (b) ownership is as of June 30, 2019, when 6,276,963 shares of our common stock were outstanding.

Name and Address of Beneficial Owner (1)(2)	Number of Shares of Common Stock	Percent of Class
Named Executive Officers
Timothy E. Breen	-	*
Andrew Harrison	10,568	*
Mark Del Priore	-	*
Laurilee Kearnes	-	*
Karen A. Puckett (3)	-	*
Jon C. Biro (4)	-	*
Frank Grillo (5)	-	*
Carlos Alvarado (6)	-	*
Directors
Timothy E. Breen	-	*
Evan Behrens	5,000	*
David L. Copeland (7)	445,500	7.1%
John H. Griffin, Jr.	-	*
Melvin L. Keating	4,450	*
Maureen E. O’Connell	-	*
Alfred V. Tobia, Jr. (8)	166,238	2.7%

Other Known 5% Holders
Wipro LLC (9)	1,001,658	16.0%
Houston H. Harte (10)	736,956	11.8%
Fondren Management LP (11)	504,200	8.0%
Westerly Holdings LLC (12)	666,703	10.6%
Dimensional Fund Advisors LP (13)	262,560	4.2
All current directors and executive officers as a group (10 persons)	627,192	10.0%

*	less than 1%.

(1)
The address of (a) Houston H. Harte is P.O. Box 17424, San Antonio, TX 78217, (b) Dimensional Fund Advisors, Inc. is 6300 Bee Cave Road, Building One, Austin, TX 78746, (c) Fondren Management LP is 1177 West Loop South, Suite 1625, Houston, Texas 77027, (d) Wipro LLC is 2 Tower Center Blvd, Suite 2200, East Brunswick, NJ 08816, (e) Westerly Holdings LLC, 201 Mission Street, Suite 580 San Francisco, CA 94105 and (f) each other beneficial owner is c/o Harte Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, TX 78216.

(2)	Does not include shares that may be acquired upon the future exercise of options exercisable not within the next 60 days.

(3)	We are unable to provide a current address or confirm Ms. Puckett’s beneficial ownership because her services as our Chief Executive Officer ended effective August 28, 2018.

(4)	We are unable to provide a current address or confirm Mr. Biro’s beneficial ownership because his services as our Chief Financial Officer and Executive Vice President ended effective January 2019.

(5)	We are unable to provide a current address or confirm Mr. Grillo’s beneficial ownership because his services as our Executive Vice President and Chief Marketing Officer ended effective September 2018.

(6)
We are unable to provide a current address or confirm Mr. Alvarado’s beneficial ownership because his services as our Principal Accounting Officer and Vice President, Finance & Controller ended effective August 2018.

(7)
Includes the following shares to which Mr. Copeland disclaims beneficial ownership: (a) 3,800 shares held as custodian for unrelated minors, (b) 117,528 shares that are owned by various trusts for which he serves as trustee or co-trustee, and (c) 306,246 shares owned by the Shelton Family Foundation, of which he is one of seven directors and an employee.

(8)
166,238 shares of Common Stock owned beneficially. Mr. Tobia owns directly 11,240 shares of Common Stock, and, as a Managing Partner of Sidus Investment Management, LLC, may be deemed to beneficially own (i) 29,733 shares of Common Stock owned directly by Sidus Investment Partners, L.P., (ii) 75,911 shares of Common Stock owned directly by Sidus Double Alpha Fund, L.P., (iii) 36,685 shares of Common Stock owned directly by Sidus Double Alpha, Ltd. and (iv) 12,669 shares of Common Stock held in a certain account managed by Sidus Investment Management, LLC.)

(9)
Wipro, LLC owns 9,926 shares of Series A Convertible Preferred Stock, which shares are convertible into shares of the company’s common stock at Wipro LLC’s election. Information relating to this stockholder is based on the stockholder’s Schedule 13D, filed with the SEC on February 9, 2018.

(10) 660,816 shares are held in the Harte Management Trust, over which Houston H. Harte, Carolyn Harte and Sarah Harte share voting and dispositive power. 76,140 shares are beneficially owned by Larry D. Franklin, former President, Chairman and Chief Executive Officer of the Company, of which (i) 1,100 shares are held by the Franklin Family Foundation, of which Mr. Franklin is the President, and consequently has the sole power to vote and dispose (or direct the disposition) of such shares, and (ii) 75,040 shares are held by Mr. Franklin and his spouse as community property and over which shares Mr. Franklin has the sole power to vote and dispose (or direct the disposition), subject to applicable community property laws. Information relating to this stockholder group is based on such group’s Schedules 13D/A filed with the SEC on May 29, 2018 and March 29, 2019.

(11)
Includes 482,200 shares held by BLR Partners LP and 22,000 shares held by the Radoff Family Foundation. Information relating to this stockholder is based on the stockholder’s Schedule 13D/A, filed with the SEC on November 19, 2018.

(12) Represents 666,703 shares held for the accounts of Westerly Partners, L.P., a Delaware limited partnership, and Westerly Partners QP, L.P., a Delaware limited partnership. Westerly Capital Management, LLC serves as investment manager and Westerly Holdings LLC serves as the general partner to Westerly Partners, L.P. and Westerly Partners QP, L.P. Information relating to this stockholder is based on the stockholder’s Schedule 13G-A, filed with the SEC on January 8, 2019.

(13)
Represents shares held by investment advisory clients of Dimensional Fund Advisors LP (“Dimensional”) for whom Dimensional serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries possess sole voting power over 262,560 such shares and sole investment power over all such shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reflected are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts. To the knowledge of Dimensional, the interest of no one such Fund exceeds 5% of the company’s common stock. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the SEC on February 8, 2019.

EXECUTIVE COMPENSATION

Our Compensation Committee generally reviews our executive officers’ overall compensation packages on an annual basis or more frequently as it deems warranted. We provide our executives with an annual base salary as a fixed, stable form of compensation and an annual cash bonus opportunity to create additional performance incentives. We also from time to time grant our executives equity-based awards to provide an additional incentive to grow our business and further link their interests with those of our stockholders. We have also historically allowed our executive officers to elect to receive up to 30% of annual incentive plan (AIP) payments in the form of restricted stock vesting on the first anniversary of the grant, with executive officers receiving 125% of the value of the forgone cash bonus in shares of restricted stock.
As a “smaller reporting company” (as such term is defined under applicable securities laws), we are required to disclose the compensation for our principal executive officer and our two other most highly compensated executive officers serving as of the last day of the applicable fiscal year. In certain cases, disclosure may also be required for individuals who served as executive officers for a portion of the fiscal year but were not serving as executive officers at the end of the year. As a smaller reporting company, we are not required to include compensation discussions and analysis in this proxy statement.
For the fiscal year ended December 31, 2018, the named executive officers were:

•
John C. Biro, our former Chief Financial Officer and Executive Vice President and a former member of the temporary Office of the CEO (serving as the Company’s principal executive officer from August 2018 to January 2019);

•	Karen A. Puckett, our former President and Chief Executive Officer from September 2015 until August 2018;

•	Andrew P. Harrison, our former Executive Vice President, Contact Centers & CHRO and current President;

•	Laurilee Kearnes, our Principal Accounting Officer and Vice President, Finance & Controller;

•	Carlos Alvarado, our former Principal Accounting Officer and Vice President, Finance & Controller; and

•	Frank Grillo, our former Executive Vice President, Chief Marketing Officer.

In connection with Ms. Puckett’s departure, the Company created a temporary Office of the CEO to serve as a leadership group and share the duties of the Chief Executive Officer until a new Chief Executive Officer was appointed. Those appointed to the Office of the CEO included Company executives Jon Biro, (who served as the Company's principal executive officer from August 2018 to January 2019), and Andrew Harrison, as well as Board member Jack Griffin and former Board member Martin Reidy. Effective May 10, 2019, Timothy “Bant” Breen stepped down as Chief Executive Officer and from his role on the Board. Since Mr. Breen’s departure, Mr. Harrison has served as the Company’s principal executive officer.
The table below sets forth the annual compensation for services rendered during fiscal 2018 and, to the extent applicable under SEC rules, fiscal 2017.

Summary Compensation Table - Fiscal 2017-2018

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
John C. Biro, former Chief Financial Officer and Executive Vice President and former member of the Office of the CEO	2018	350,000	150	—	—	—	—	350,150
	2017	49,808	—	420,000	179,997	—	—	649,805
Karen A. Puckett, Former President and Chief Executive Officer (4)	2018	320,846	—	—	—	—	178,101	498,947
	2017	694,261	—	1,749,987	—	—	1,149	2,445,397
Andrew P. Harrison, former Executive Vice President, Contact Centers & CHRO and former member of the Office of the CEO, current President	2018	301,700	—	—	—	—	2,346	304,006
	2017	301,700	—	122,948	65,103	56,840	11,714	558,305
Laurilee Kearnes, Principal Accounting Officer and Vice President, Finance & Controller (5)	2018	203,098	1,200	—	—	—	184	204,482
Carlos Alvarado, former Principal Accounting Officer and Vice President, Finance & Controller (6)	2018	144,298	400	—	—	—	86,360	231,058
	2017	223,054	65,000	—	—	—	10,690	298,744
Frank Grillo, former Executive Vice President, Chief Marketing Officer (7)	2018	275,500	—	—	—	—	75,007	350,507
	2017	361,931	—	163,930	86,803	—	1,247	613,911

(1)	For 2018, it represents anniversary bonus for Mr. Biro and Ms. Kearnes. For 2017, it represents retention bonus (paid in 2017 and 2018) for Mr. Alvarado.

(2)
The amounts in columns (e) and (f) reflect the full grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see note H of our audited financial statements for the fiscal year ended December 31, 2018 included in our Form 10-K for the same period. For performance-based stock units the fair value assumed such awards vested based on probable outcome of the performance conditions as of the grant date.

(3)
The amounts in column (h) reflect an estimate of the actuarial increase in the present value of the named executive officer’s benefits under the Restoration Pension Plan, determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements and described in note F of our audited financial statements for the fiscal year ended December 31, 2018 included in our Form 10-K. There can be no assurance that the amounts shown will ever be realized by the named executive officers.

(4)	Ms. Puckett stepped down from all of her positions with the Company on August 28, 2018.

(5)	Ms. Kearnes was appointed as Principal Accounting Officer and Vice President, Finance & Controller on August 17, 2018. Her base salary amount is pro-rated based on her service in such position.

(6)	Mr. Alvarado’s employment with the Company ended August 17, 2018.

(7)	Mr. Grillo stepped down from all of his positions with the Company on September 17, 2018.

All Other Compensation

Name	Year	Insurance Premiums (1)	Company 401(k) Plan Contributions	Restricted Stock Dividends (2)	Other (3)	Total
Karen Puckett	2018	$1,149	$—	$—	$176,952	$178,101
	2017	$1,149	$—	$—	$—	$1,149
Andrew Harrison	2018	$914	$1,392	$—	$—	$2,306
	2017	$914	$10,800	$—	$—	$11,714
Laurilee Kearnes	2018	$—	$184	$—	$—	$184
Carlos Alvarado	2018	$—	$2,638	$—	$83,722	$86,360
	2017	$—	$10,690	$—	$—	$10,690
Frank Grillo	2018	$767	$1,740	$—	$72,500	$75,007
	2017	$767	$480	$—	$—	$1,247

(1)
Reflects annual premium paid by Harte Hanks for life insurance policies obtained in connection with providing salary continuation benefits to each of the named executive officers. These perquisites include (i) participation (with a 12‑month severance period) in the Company’s Executive Severance Policy as filed on January 30, 2015 as Exhibit 10.1 to the Company’s Current Report on Form 8-K, and as may be amended by the Company from time to time (the “Executive Severance Policy”); (ii) the right to enter into the Company’s form of severance agreement, substantially in the form of the agreement filed on March 19, 2015 as Exhibit 10.1 to the Company’s Current Report on Form 8-K (the “Severance Agreement”); (iii) eligibility for Company-paid salary continuation benefits consisting of ten annual payments of $50,000 each over the 10-year period following death while employed; (iv) eligibility for the Company’s bonus restricted stock program; (v) the right to enter into the Company’s standard indemnification agreement for Company officers; and (vi) other benefits generally available to the Company’s employees, such as medical, dental, and disability insurance and 401(k) matching payments.

(2)
Reflects dividends paid by Harte Hanks during the year on shares of restricted stock held by each of the named executive officers; such dividends are paid at the same rate as paid on other shares of common stock.

(3)	Reflects severance amounts paid to the executive officers and paid time off payout.
Stock Ownership Guidelines & Hedging Policies

The Committee believes that stock ownership requirements encourage officers to maintain a significant financial stake in our company, thus reinforcing the alignment of their interests with those of our stockholders. Consistent with this philosophy, we have stock ownership guidelines that require all officers to acquire and hold significant levels of our common stock. Under these guidelines (revised in February 2018), a corporate officer must reach the minimum required level of common stock ownership no later than five years from commencement of employment (and sooner in some cases). Officers promoted to a level with a higher minimum equity ownership level have three years to reach the higher level of ownership. The target ownership level (relative to base annual salary) is 500% for the CEO, 200% for executive vice presidents and senior vice presidents, and 100% for vice presidents.
The recent stock ownership of our executive officers is reflected in the section above entitled “Security Ownership of Management and Principal Stockholders.” For purposes of measuring compliance with these stock ownership guidelines, all common stock (including restricted stock units) owned by an executive officer is included. Compliance with the target ownership level is measured by the greater of (i) the aggregate of the consideration paid for qualifying shares (but for unvested awards, the grant date value), or (ii) the result of multiplying the number of qualifying shares by the average closing price of the company’s Common Stock over the trailing 12 months. Neither options nor performance awards are included in the compliance calculation.
If an officer has not previously met the minimum equity ownership level, the officer must retain half of the “net shares” related to any option exercise or vesting of restricted stock or performance awards. “Net shares” means the number of shares remaining after the sale of shares to cover the exercise price of options and the sale of shares sufficient to pay taxes related to the exercise of options or vesting of restricted stock or performance awards. If an executive officer has previously met the applicable target ownership level, then so long as such officer maintains the number of shares needed for compliance at that time, the officer will be deemed to be in compliance notwithstanding any stock price fluctuations.
The ownership guidelines, and compliance by officers with the guidelines, are reviewed annually by the Committee. Any remedial action for failure to comply with the stock ownership guidelines is to be determined by the Committee on a case-by-case basis. While our executive officers are endeavoring to meet these ownership thresholds, none of our officers have met the holding requirements under the guidelines.
As part of our Business Conduct Policy, we have adopted an insider trading policy that, among other things, forbids officers from engaging in hedging activities with respect to our securities.
Clawback Policy

In February 2018, the Board adopted a clawback policy. This policy formalized the company’s long-standing practice of including in award agreements (or other applicable documents which provide the terms of incentive compensation) a provision that makes such incentive compensation subject to forfeiture, reimbursement and/or recoupment in the event the company is required to prepare an accounting restatement of its financial statements due to the company’s material noncompliance with any financial reporting requirement under the securities laws. Under the clawback policy, incentive compensation includes the following (provided that such compensation is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure): annual bonuses/incentive plan awards and other short-and long‑term cash incentives; stock options; stock appreciation rights; restricted stock awards and/or units; performance unit awards; and any other compensation designated as “Incentive Compensation” by the Committee at the time such compensation is made, granted or awarded.

Equity Compensation Plan Information at Year-End 2018

The following table provides information as of December 31, 2018 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our 2013 Plan and 2005 Omnibus Incentive Plan (“2005 Plan”).

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity compensation plans approved by security holders	247,247	73.13	610,552
Equity compensation plans not approved by security holders	67,855	10.00	—
Totals	315,102	60.66	610,552

(1)	Consisting of outstanding options, restricted stock units and stock-denominated performance units.

(2)	The weighted-average exercise price does not take into account any shares issuable upon vesting of outstanding restricted stock or performance restricted stock units, which have no exercise price.

(3)
Represents shares available under our 2013 Plan; shares available for issuance under our 2013 Plan may be issued pursuant to stock options, restricted stock, performance restricted stock units, common stock and other awards that may be established pursuant to the 2013 Plan. No new options or securities may be granted under the 2005 Plan.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding equity awards held at the end of 2018 by our named executive officers. These equity awards were issued pursuant to the Amended and Restated Harte Hanks 2013 Omnibus Incentive Plan (the “2013 Plan”).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1) (2)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
Jon Biro	8,463	25,392	(3)	$10.0	11/13/2027	16,000	(6)	$38,720	18,000	(9)	$43,560
Andrew Harrison	1,125	—		$60.4	2/5/2019	1,467	(7)	$3,550	3,778	(10)	$9,143
	1,200	—		$119.0	2/5/2020	1,146	(8)	$2,773	4,400	(9)	$10,648
	400	—		$123.1	2/5/2021	5,634		$13,634	4,225		$10,225
	800	—		$99.1	2/5/2022
	4,000	—		$72.5	9/18/2022
	4607	—		$82.3	4/15/2024
	570	—		$77.6	2/5/2025
	3,594	1,198	(4)	$76.8	4/15/2025
	3,169	9,507	(5)	$9.7	6/23/2027
Laurilee Kearnes	63			$60.4	2/5/2019
	250			$119.0	2/5/2020
	200			$123.1	2/5/2021
	300			$99.1	2/5/2022
	400			$77.2	2/5/2023
	297			$82.3	4/15/2024
	641	213	(4)	$76.8	4/15/2025

(1)	Based upon the closing market price of our common stock as of December 31, 2018 ($2.42), as reported on the NYSE.

(2)
In 2017 and 2018, our Compensation Committee awarded our executives performance-based stock units which are payable, if earned, in shares of common stock or cash. The payout levels range from 0% to a maximum of 100% of the performance units granted.

(3)	These options vest in four equal annual installments on November 13 of 2018 through 2021.

(4)	These options vest on April 15, 2019.

(5)	These SARs vest in four equal annual installments on June 23 of 2018 through 2021.

(6)	Restricted stock units vest in three equal annual installments on November 13 of 2018 through 2020.

(7)	This phantom stock vests in two equal annual installments on April 15 of 2019 through 2020.

(8)	Restricted stock unit vests in two equal annual installments on July 14 of 2019 and 2020.

(9)	Performance stock unit will vest (payable in stock) on February 15, 2020, subject to revenue and EBITDA performance conditions.
(10) Performance stock unit will vest (payable in cash) on February 15, 2019, subject to revenue performance conditions.

Executive Employment and Severance Agreements

In 2018 we had four types of severance arrangements with our named executive officers, each addressing or intended to address different employment and/or termination circumstances:

•	our executive severance policy (the “Executive Severance Policy”);

•	our “change in control” severance agreement (the “CIC Agreements”);

•	a severance agreement with Mr. Harrison (the “Severance Agreement”); and

•	an employment agreement with our former Chief Executive Officer Karen Puckett (the “CEO Agreement”).

Effective January 1, 2019, the Board determined that all severance agreements with executive officers, including each agreement made with individuals under the Executive Severance Policy, going forward would be as determined by the Board in its discretion.

Executive Severance Policy

In January 2015, we adopted an Executive Severance Policy applicable to corporate officers and certain other executive employees designated by the Compensation Committee. The Executive Severance Policy applies only for executives in circumstances when they do not have a specific agreement that determines their rights to severance, such as the CIC Agreements, Severance Agreement or CEO Agreement. The Executive Severance Policy provides a participating executive whose employment is terminated without “cause,” (i) severance payments equal to such executive’s then-current base salary for the one-year severance period and (ii) subject to certain conditions, up to a year of contributions toward health care coverage. In exchange, executives are required to deliver a full release to the company and adhere to non-competition and non-solicitation covenants. The Executive Severance Policy does not provide any acceleration of vesting for equity awards in the event of an executive’s termination. The Executive Severance Policy can be amended upon six months’ notice by the Compensation Committee, and it terminates immediately prior to a change of control of the company.
CIC Agreements

The CIC Agreements are designed to allow us to attract and retain key talent by providing defined compensation in the event of a change in control. The payout levels and other terms of the CIC agreements are based on the Compensation Committee’s review of publicly available market data regarding severance agreements and prior iterations of these agreements. Our current form of CIC Agreement has been accepted by all of our officers. The CIC Agreements provide that if, after a change in control, an executive (i) is terminated other than for “cause” (as defined in the agreement), death or disability or (ii) elects to terminate his employment for “good reason,” then such executive is entitled to severance compensation and a cash payment sufficient to cover health insurance premiums for a period of 24 months. The amount of severance compensation is the sum of (A) the executive’s annual base salary in effect immediately prior to the change in control or termination date, whichever is larger, plus (B) the executive’s target-level bonus or incentive compensation, multiplied by 1.0 for vice presidents, 2.0 for senior vice presidents and executive vice presidents, and 3.0 for the Chief Executive Officer. The foregoing severance multiples were reduced by 0.5 for levels below Chief Executive Officer as a result of changes made in the form of CIC Agreement in 2015, but incumbent officers retained their earlier-awarded higher multiples. With respect to equity awards, the CIC Agreements provide that so long as such awards are assumed or replaced with equivalent awards by the acquirer, there will be no “single-trigger” acceleration.

Severance Agreements

The Severance Agreements provide that if an officer is terminated other than (i) by reason of such officer’s death or disability, or (i) for cause, then:

•	we shall pay such officer a lump sum cash payment equal to 1.5 times such officer’s then-current annual base salary;

•
for a period of up to 18 months, the company will reimburse such officer for healthcare coverage as then elected to the extent such costs exceed his or her employee contribution prior to the termination date; and

•	all outstanding, unvested shares of time vesting restricted common stock held by such officer shall automatically become fully vested.

Annual Incentive Plan

We provide an annual incentive opportunity for executive officers to drive company and, where appropriate, business line performance on a year-over-year basis. This annual short-term cash incentive opportunity provides an incentive for our executives to manage our businesses to achieve targeted financial results. Actual annual incentive compensation awards for our executive officers are determined based on achievement against the Compensation Committee’s previously established financial performance goals, as certified by the Compensation Committee, typically at its regular February meeting. Our 2018 AIP for executives was administered under the 2013 Plan. There was no payment made under this plan in 2018.
Equity Incentive Plan

From time to time, the Company grants equity incentive awards to our named executive officers and other selected employees. Such awards are granted under, and are subject to, the terms of the Company’s Amended and Restated 2013 Omnibus Incentive Plan, which amendment and restatement was approved by our stockholders at our last Annual Meeting. The 2013 Plan is administered by our Board of Directors, or a committee thereof. The administrator has authority to interpret the plan provisions and make all required determinations under the 2013 Plan (including making appropriate adjustments to reflect stock splits and similar events). Employees, directors and consultants of the Company and its subsidiaries are eligible for award grants under the 2013 Plan. Awards of stock options, stock appreciation rights, restricted stock, restricted stock units and other awards may be granted under the plan.

Separation Agreements

As noted above, Ms. Puckett’s employment with the Company terminated effective August 28, 2018. In connection with her departure, the Company and Ms. Puckett entered into a separation agreement that provided for her to receive a cash severance payment of $485,000, payable over 12 months, reimbursement for the employer portion of continuation coverage premiums under the Consolidated Omnibus Budget Reconciliation Act until the earlier of the 18-month anniversary of her separation date and the date that she becomes eligible for welfare benefit coverage with a new employer or service recipient, and up to $10,000 in attorneys’ fees incurred in connection with such separation agreement. The separation agreement also includes Ms. Puckett’s release of claims and certain other covenants in favor of the Company.
In connection with his departure, Mr. Grillo and the Company entered into a separation agreement that provides for him to receive 70 days of salary continuation and also contains, among other terms, a release of claims against the Company, non-disparagement obligations, confidentiality and non-solicitation covenants.
On August 17, 2018, the Company executed a Termination and Release with Carlos M. Alvarado (the “Termination Agreement”), the former Vice President - Finance and Controller, subject to the Company’s Executive Severance Policy. The Termination Agreement provided that Mr. Alvarado, in exchange for executing a release against the Company and a comprehensive list of related entities and individuals, received severance payments in an amount equal to 12 months (the “Severance Period”) of his then-current base salary, less applicable tax deductions and withholdings, and he was eligible to elect health continuation coverage through the Severance Period paying only that portion he would have paid as an active employee. All other benefits and payments were extinguished.

DIRECTOR COMPENSATION

Director Compensation

Under our director compensation program in 2018, we provided compensation to our directors who are not employed by us or any of our subsidiaries (referred to herein as “non-employee directors”) as follows:

Annual Retainer	$40,000
Annual Equity Awards	Shares equal to $70,000
Annual Retainer for Independent Chairman	$50,000
Audit Committee Chair	$12,500
Compensation Committee Chair Retainer	$7,500
Governance Committee Chair Retainer	$5,500
Other	As applicable

Each independent director was able to elect, annually or in connection with such director’s appointment to the Board, to receive all or a portion of such director’s cash compensation otherwise payable for such director’s services in shares of the company’s common stock. These shares of common stock are granted as soon as administratively practicable following the end of each of the Company’s fiscal quarters. The number of shares delivered is based on the market value of one share of the company’s common stock on the NYSE as of the last day of the immediately preceding quarter, in accordance with the 2013 Plan.
Messrs. Reidy and Griffin also received a $25,000 monthly retainer during the period of their service on the Office of the CEO and grants of $100,000 in restricted stock units, half of which were time-based and the remainder of which are performance-based.
Director Stock Ownership Guidelines & Hedging Policy

Under our Corporate Governance Principles and Stock Ownership Guidelines, non-employee directors are expected to hold five times the annual cash retainer amount (or $200,000) in company stock (an increase from three times the annual cash retainer amount, or $135,000, under prior compensation programs). Employee directors are likewise subject to the Stock Ownership Guidelines, but as applicable to their management level rather than directorship. Currently, each of our directors other than Messrs. Griffin, Keating and Ms. O’Connell is in compliance with this policy (Mr. Keating has through 2022 to come into compliance, and Messr. Reidy and Ms. O’Connell through 2023). As part of our Business Conduct Policy, we have adopted an insider trading policy that, among other things, forbids directors from engaging in hedging activities with respect to our securities.
2018 Director Compensation for Non-Employee Directors

The following table sets forth the total compensation paid to our non-employee directors for their service on our board of directors during fiscal 2018:

Name	Fees Earned or Paid in Cash($) (1)	Stock Awards ($) (2)	Total ($)
David L. Copeland	40,000	69,990	109,990
John H. Griffin Jr.	123,226	166,710	289,936
Melvin L. Keating	46,771	69,990	116,761
Maureen E. O’Connell	25,730	69,990	95,720
Alfred V. Tobia Jr.	67,979	69,990	137,969
Martin Reidy	124,892	166,710	291,602
William F. Farley	29,583	—	29,583
Christopher M. Harte	18,333	—	18,333
Scott C. Key	—	—	—
Judy C. Odom	20,854	—	20,854

(1) This Column includes annual Board and committee retainers, including any retainers for which the director has elected to receive shares of common stock in lieu of cash. The number of shares received by directors in lieu of cash fees is as follows: Mr. Keating: 1,094 shares and Mr. Tobia: 3,792 shares. Amounts in this column also include $100,000 of monthly fees in the aggregate paid to each of Messrs. Reidy and Griffin in respect of their service as Board members in the Office of the CEO from August 2018 to December 2018.

(2)
Each of the independent directors was granted shares of restricted stock in 2018 with a grant date fair value of $70,000 (rounded down to the nearest whole share), computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see note H of our audited financial statements for the fiscal year ended December 31, 2018 included in our Form 10-K for the same period. Restricted stock awards are granted without consideration and vest in three equal annual installments beginning the first anniversary of the date of grant. This column also reflects time and performance-based restricted stock unit grants to Messrs. Reidy and Griffin in connection with their service as Board members in the Office of the CEO, with a grant date fair value of $100,000 (rounded down to the nearest whole share), computed in accordance with FASB ASC Topic 718. The time-based restricted stock unit grants vest in three equal annual installments beginning on August 28, 2018 and the performance-based restricted stock units vest on the later of the first anniversary of August 28, 2018 and the first business day following the date that the Company maintains a closing share price of $12 or great for 20 consecutive days following August 28, 2018.

PROPOSAL I

ELECTION OF DIRECTORS

Election of Directors

We currently have six directors serving on our Board, elected each year at our annual meeting of stockholders. The directors elected at the Annual Meeting will be elected to serve a term ending at our 2020 annual meeting of stockholders (and, in each case foregoing, until their successors are duly elected and qualified, or their earlier death, resignation or removal).
Directors will be elected with the affirmative vote of a majority of the votes cast in favor of his or her election at the Annual Meeting in person or by proxy (i.e., the number of votes “for” such director’s election constitutes less than the number of votes “withheld” with respect to such director’s election). Pursuant to our By-Laws, each nominee who is a current director has submitted an irrevocable resignation as a director, which resignation will become effective upon (1) that person not receiving a majority of the votes cast in favor of his or her election in an uncontested election and (2) acceptance by the Board of that resignation in accordance with the policies and procedures adopted by the Board for such purpose.
The nominees for directors are (1) David L. Copeland, (2) Maureen E. O’Connell, (3) Evan Behrens, (4) Melvin L. Keating, (5) Jack Griffin, Jr., and (6) Alfred V. Tobia, Jr., each of whom is a currently serving as a director. Each nominee has indicated his or her willingness to serve as a director if elected. If, however, a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy, and if any director is unable to serve his or her full term, the Board may reduce the size of the Board or designate a substitute to fill the vacancy.
Information with respect to the nominees is set forth in the section of this proxy statement entitled “Directors and Executive Officers.” Our Board believes each of the nominees possess the necessary experience, qualifications, attributes and skills to provide significant value to Harte Hanks.
The accompanying proxy card will not be voted for anyone other than the Board’s nominees or designated substitutes. Unless otherwise instructed, the persons named in the accompanying proxy card will vote to elect the Board’s nominees unless, by marking the appropriate space on the proxy card, the stockholder instructs that he, she or it withholds authority from the proxy holder to vote.

Board Recommendation on Proposal

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF OUR DIRECTOR NOMINEES NAMED ON THE ENCLOSED PROXY CARD.
The management proxy holders will vote all duly submitted proxies FOR election of all of our director nominees named on the enclosed proxy card unless duly instructed otherwise.

PROPOSAL II

ADVISORY APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

Say-on-Pay

Pursuant to the SEC proxy rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders with an advisory (non-binding) vote to approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Summary Compensation Table and related tables and disclosure (commonly referred to as “say-on-pay”). Our Board recognizes the interest our investors have in the compensation of our executives, and how our company manages compensation in light of business needs and market expectations. Specifically, we are seeking a vote on the following resolution:
RESOLVED, that the stockholders of Harte Hanks, Inc. approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K.
We have adopted an executive compensation philosophy designed to provide strong alignment between executive pay and performance, and to focus executives on making decisions that enhance our stockholder value in both the short and long term. Executives are compensated in a manner consistent with our strategy, competitive practices, stockholder interest alignment, and the Compensation Committee’s view of evolving compensation governance standards. Stockholders are encouraged to read the Compensation Discussion and Analysis from our 2018 Proxy Statement, as well as the compensation tables and the related narrative disclosure in this proxy statement. The Compensation Committee monitors our compensation policies and decisions to ensure that they are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the company successfully in a challenging and competitive environment. The Compensation Committee of the Board seeks to provide target compensation for executive officers at approximately the 50th percentile of our peer group (even though for some of our executives some or all elements are well below this target), and has designed our executive compensation and benefit programs to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals.
The Board continues to seek to align our executive compensation levels with our financial and stock price performance. The Company’s continued use of performance-based compensation has had the intended effect of reducing compensation for executive officers when stockholders suffer: no annual incentive bonuses were paid in 2018 (and none were paid in the preceding four years). Likewise, the use of equity awards for a significant portion of executive officer compensation has subjected them to the same diminished value felt by stockholders.
The Board, like the company’s executive officers, is challenged by the steep declines faced by the business. Nevertheless, the company operates in an environment where there is competition for talent, and when executive officers take on additional responsibilities as they navigate a turn-around, providing meaningful compensation that serves to reward their efforts, if successful, is essential. The Board’s Compensation Committee believes the compensation for our executive officers is competitive and that our compensation practices have enabled Harte Hanks to attract and retain the executive talent needed for the challenging turn-around the company is facing. The Board’s Compensation Committee also finds the named executive officers’ total compensation to be fair and reasonable for our circumstances, and consistent with the company’s executive compensation philosophy.
Board Recommendation on Proposal

OUR Board of Directors unanimously recommends a vote FOR the approval (on a non-binding advisory basis) of our named executive officer compensation disclosed in this proxy statement pursuant to the resolution above.
The management proxy holders will vote all duly submitted proxies FOR the approval (on a non-binding advisory basis) of our named executive officer compensation disclosed in this proxy statement pursuant to the resolution above unless duly instructed otherwise.

PROPOSAL III

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Description of Proposal

In accordance with its charter, the Audit Committee has selected Moody, Famiglietti & Andronico, LLP (“MFA”) as Harte Hanks’ independent registered public accounting firm to audit our consolidated financial statements for fiscal 2019 and to render other services required of them. The Board is submitting the selection of MFA for ratification at the Annual Meeting. Representatives of MFA are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

Change of Independent Registered Public Accounting Firm

As previously reported on our Current Report on Form 8-K dated April 17, 2019, the Audit Committee (i) dismissed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm and (ii) approved MFA as our independent registered public accounting firm for the fiscal year ending December 31, 2019, effective April 12, 2019.
During the Company’s two most recent fiscal years ended December 31, 2018 and December 31, 2017 and during the subsequent interim period from January 1, 2019 until the dismissal of Deloitte on April 12, 2019, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except as noted below.
The audit reports of Deloitte on the consolidated financial statements of the Company for each of the fiscal years ended December 31, 2018 and December 31, 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the audit for the year ended December 31, 2018, material weaknesses were identified in two of the five components of internal control as defined by the Committee of Sponsoring Organization of the Treadway Commission (the “COSO”), namely control activities and information and communication, as well as with respect to revenue recognition at the control-activity level. During the audit for the year ended December 31, 2017, material weaknesses were identified in each of the five components of internal control as defined by the COSO, namely control environment, risk assessment, control activities, information and communication and monitoring, as well as with respect to revenue recognition at the control-activity level. Deloitte discussed these matters with the Audit Committee, and the Company authorized Deloitte to fully respond to any inquiries of the successor independent registered accounting firm concerning these matters.
In accordance with Instruction 2 to Item 304 of Regulation S-K (“Instruction 2”), the company provided each of MFA and Deloitte with a copy of the disclosures it is making in this proxy statement in response to Item 9A of Schedule 14A prior to the filing of this proxy statement. During the ten business days following the company’s delivery of the disclosures to MFA and Deloitte, neither of them indicated that they believe the statements in the disclosures are incorrect or incomplete, nor did they provide any written statement to be included in this proxy statement as described in Instruction 2.

Selection of Independent Registered Public Accounting Firm

The submission of this matter for ratification by stockholders is not legally required. However, the Board and its Audit Committee believe that such submission provides an opportunity for stockholders to give direct feedback to the Board and its Audit Committee on an important issue of corporate governance. If the stockholders do not ratify the selection of MFA, the Audit Committee will reconsider the selection of such firm as our independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.
The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace our independent registered public accounting firm. Ratification by the stockholders of the selection of MFA does not limit the authority of the Audit Committee to direct the appointment of a new independent registered public accounting firm at any time during the year or thereafter, and the failure to gain such ratification does not limit the Audit Committee’s authority to retain MFA.

Board Recommendation on Proposal

OUR Board of Directors unanimously recommends a vote FOR THE ratification of the SELECTION of MFA as Harte Hanks’ independent registered public accounting firm for THE fiscal YEAR ENDED DECEMBER 31, 2019.
The management proxy holders will vote all duly submitted proxies FOR the ratification of the selection of MFA as Harte Hanks’ independent registered public accounting firm for the fiscal year ended December 31, 2019 unless duly instructed otherwise.
Audit Committee Report

In connection with the Company’s consolidated financial statements for the year ended December 31, 2018, the Audit Committee:

•	reviewed and discussed the audited financial statements with management;

•
discussed with the independent registered public accounting firm then auditing the Company’s financial statements, Deloitte, the matters required to be discussed by Auditing Standard No. 1301 Communications with Audit Committees; and

•
received the written disclosures and the letter from Deloitte as required by the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

Based on the review and discussions with the Company’s management and the independent registered public accounting firm, as set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.
The foregoing report is respectfully submitted by the members of the Audit Committee at the time the Company’s consolidated financial statements for the year ended December 31, 2018 were approved.
Melvin L. Keating
Maureen E. O'Connell
John H. Griffin, Jr.

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

Independent Auditor Fees and Services

Deloitte served as our independent accountant for the fiscal years ended December 31, 2018 and 2017. The following table sets forth the aggregate amount of various professional fees billed by our principal accountants:

	Years Ended December 31,
	2018	2017
Audit fees (1)	$1,600,000	$1,600,000
Audit Related Fees (2)	20,500	—
Tax Fees (relating to state, federal and international tax matters)	6,000	66,686
All Other Fees	4,040	1,875
Total audit and audit-related fees	$1,630,540	$1,668,561

(1)	Fees for the annual financial statement audit, quarterly financial statement reviews and audit of internal control over financial reporting.

(2)
Includes fees for assurance and related services other than those included in Audit Fees. Includes charges for statutory audits of certain of the company’s foreign subsidiaries required by countries in which they are domiciled in 2017 and 2018.

Audit Fees. Audit fees consist of aggregate fees for the annual financial statement audit, quarterly financial statement reviews and audit of internal control over financial reporting. All audit fees are approved by the Board.
Audit-Related Fees. Audit-related fees consist of aggregate fees for assurance and related services other than those included under “Audit Fees” above. Includes charges for statutory audits of certain of the company’s foreign subsidiaries required by countries in which they are domiciled in 2017 and 2018.
Tax Fees. Tax fees include fees for professional services for tax compliance, tax advice and tax planning, primarily, fees related to tax preparation services. All tax fees are approved by the Audit Committee.
All Other Fees: Other fee include fees for products and services other than the services reported above. All other fees are approved by the Audit Committee.

Pre-Approval Policies and Procedures

Our Audit Committee has established procedures for pre-approval of audit and non-audit services as set forth in the Audit Committee Charter. The Audit Committee considers whether the audit and audit-related fee provisions disclosed above are compatible with maintaining Deloitte’s independence and has so determined that the services provided by Deloitte are compatible with maintaining Deloitte’s independence. The Audit Committee pre-approved audit services provided to us by Deloitte in fiscal year 2018 and those proposed to be provided by MFA in 2019.

OTHER BUSINESS

The Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth above. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

There are two different deadlines for the submission of stockholder proposals. Stockholder proposals that are being submitted for inclusion in our proxy statement and form of proxy for our 2020 annual meeting of stockholders (the “2020 Meeting”) must be received by us at our principal executive offices on or before March 16, 2020 (assuming that the 2020 Meeting is held on August 21, 2020, the anniversary of the Annual Meeting). Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act.
Under our Bylaws, stockholder nominations for election of directors or stockholder proposals that are being submitted other than for inclusion in the proxy statement and form of proxy for our 2020 Meeting must be received at our principal executive offices no earlier than April 18, 2020 and no later than May 18, 2020 (assuming that the 2019 Meeting is held on August 21, 2020, the anniversary of the Annual Meeting). Such proposals when submitted must be in full compliance with applicable law and our Bylaws. Any stockholder proposals not received by such applicable dates will be considered untimely.
ALL STOCKHOLDERS ARE URGED TO PROMPTLY SUBMIT THEIR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD, WHICH WAS OR WILL BE MAILED TO YOU ON OR ABOUT JULY 17, 2019.

IMPORTANT
Your vote at the Annual Meeting is especially important, no matter how many or how few shares you own. Please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope promptly.